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                                                                        ITEM 5.1


                            ALEXANDER H. WALKER, JR.
                                Attorney at Law
                               American Plaza II
                          57 West 200 South, Suite 400
                          Salt Lake City, Utah  84101
                                 (801) 521-3292
                              (801) 521-3301 (Fax)

                                 April 16, 1997



Harvard Scientific Corp.
100 No. Arlington, Suite 23P
Reno, NV 89501

Gentlemen:

         I have acted as General Counsel on behalf of Harvard Scientific Corp. ("Harvard"), a Nevada corporation, in connection with the 6% Convertible Debentures (the "Debentures"), which are the subject of the Securities Purchase Agreement dated March 21, 1997 to which Harvard is a party.

         Pursuant to the terms of the Securities Purchase Agreement, Harvard will issue Convertible Debentures in denominations of $100,000.00 which bear interest at the rate of 6% per annum and mature on March 30, 1998 as to the first tranche of $5,000,000.00 worth of Debentures already issued and will mature as of the end of the first anniversary month of issuance of the two (2) additional $5,000,000.00 tranches contemplated under the Securities Purchase Agreement. Upon the maturity of the Debentures, payment for principal and accrued interest will be made either in currency or in shares of Harvard's stock, at the option of the holder.

         The holder may convert the Debentures into shares of Harvard's common stock commencing on the effective date of a Registration Statement for such shares. The conversion price per share will be either (a) $6.525, the market price as defined in the Debentures as of March 21, 1997, or (b) 80% of the market price on the date of conversion, whichever is lower. "Market Price", as used in connection with the Debentures, means the average closing bid price of the common stock of Harvard on the five (5) trading days immediately preceding March 21, 1997 or the conversion date as may be applicable, as reported by the National Association of
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Harvard Scientific Corp.
April 16, 1997
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Securities Dealers, or the closing bid price on the over-the-counter market on such date, or in the event the common stock is listed on a stock exchange or traded on NASDAQ, the "Market Price" means the closing price on the exchange on such date, as reported in the Wall Street Journal. Harvard has the option of paying the interest accrued from the date of issuance to the date of conversion either in cash or in shares of common stock.

         Pursuant to the terms of the Securities Purchase Agreement and the Debentures, Harvard may redeem the Debentures for which a Notice of Conversion has not been submitted if the conversion price equals or is less than $1.60 per share by delivering a Notice of Redemption to the holder. However, the holder may still opt to convert any such Debentures into shares of common stock by submitting a Notice of Conversion to Harvard within three (3) business days of the holder's receipt of the company's Notice of Redemption.

         Also pursuant to the terms of the Securities Purchase Agreement and the Debentures, the redemption price will be 125% of the principal amount of the Debentures, plus accrued unpaid interest. Harvard must pay a redemption price to the holder within ten (10) days from the date of the Notice of Redemption. If Harvard fails to make the redemption payment within the ten
(10) day period, the company forfeits the right to redeem those Debentures.

         Pursuant to the terms of the Securities Purchase Agreement and the Debentures, a holder may also require Harvard to declare whether it intends to effect a redemption within the following ten (10) days by faxing a notice to the company. Harvard must respond to this notice within 24 hours. If it fails to do so, Harvard may not redeem the holder's Debentures during the ten (10) day period commencing 24 hours after the date of the notice from the holder.

         Pursuant to the terms of the Securities Purchase Agreement and
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Harvard Scientific Corp.
April 16, 1997
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the Debentures, if Harvard merges or consolidates with another corporation, or sells or transfers all or substantially all of its assets to another person and, as a condition of such merger, consolidation or sale, the holders of the company's common stock are entitled to receive stock or securities in another corporation or to receive property in exchange for the company's common stock, then the Debenture may be converted into the kind and amount of stock, securities or property receivable by the holders of the Harvard's common stock pursuant to the transaction. If, within fifteen (15) days of the holder's receipt of a notice from the company advising of a proposed merger, consolidation or sale, the holder has not submitted a Notice of Conversion, then Harvard may prepay all outstanding principal and accrued interest and thereby terminate the holder's conversion rights.

         As General Counsel for the corporation in this regard, I have reviewed the various corporate proceedings taken by Harvard in connection with the authorization and issuance of the Debentures and the authorization and reservation for issuance of the shares of common stock issuable in connection with the Debentures, and I have examined originals, or copies certified to my satisfaction, of such corporate records of Harvard and other instruments and documents as I have deemed necessary as the basis for the opinions hereinafter expressed.

         On the basis of the foregoing, I am of the opinion that the Debentures have been duly and validly authorized by Harvard and that the shares of common stock which may be issued in connection with the Debentures will be legally and validly issued: (1) upon the effectiveness of the company's Registration Statement for such shares on Form SB-2; and, (2) the completion of all requirements or contingencies contained in the Securities Purchase Agreement and the Debentures for the conversion of such Debentures into the shares of common stock of Harvard.
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Harvard Scientific Corp.
April 16, 1997
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         I consent to the filing of this opinion as a exhibit to the
Registration Statement. I also consent to the references made to me, if any, under the caption "Legal Opinions" in the prospectus contained in the Registration Statement.


                                                   Very truly yours,


                                                   /Alexander H. Walker, Jr./



A.H.Walker,Jr.:cje